EX. 99.1

The J.G. Wentworth Company® To Begin Trading On The OTCQX Market Under The Ticker Symbol “JGWE”
RADNOR, PA - The J.G. Wentworth Company® (the “Company”) (OTCQX: JGWE), a diversified financial services company, today announces that its common stock has been approved for and will begin trading Monday June 20, 2016 on the OTCQX® Market (“OTCQX”), operated by OTC Markets Group Inc. OTC Markets Group Inc. operates open and transparent marketplaces for approximately 10,000 U.S. and global securities, and more information about the marketplaces may be found at www.otcmarkets.com.
Eligibility for trading on the OTCQX requires that the Company continue to file periodic and other reports with the Securities and Exchange Commission under applicable federal and securities laws.

EX. 99.1

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements.” All statements, other than statements of historical fact, are forward-looking statements. You can identify such statements because they contain words such as “plans,” “expects” or “does expect,” “budget,” “forecasts,” “anticipates” or “does not anticipate,” “believes,” “intends,” and similar expressions or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will,” be taken, occur or be achieved. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Consideration should be given to the areas of risk set forth under the heading “Risk Factors” in our filings with the Securities and Exchange Commission, and as set forth more fully under “Part 1, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, under “Part II, Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, and in our other filings made with the Securities and Exchange Commission from time to time. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly revise any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
About The J.G. Wentworth Company®
The J.G. Wentworth Company® is a diversified financial services company. The Company is focused on providing direct-to-consumer access to financing needs through a variety of solutions, including: mortgage lending and refinancing, structured settlement payment purchasing, personal lending and prepaid cards. Through the J.G. Wentworth, Peachtree Financial Solutions, and Olive Branch Funding brands, the Company is the leading purchaser of structured settlement payments.
Mortgage loans are offered by J.G. Wentworth Home Lending, LLC NMLS ID# 2925 (www.nmlsconsumeraccess.org), 3350 Commission Court, Woodbridge, VA 22192; 888-349-3773.
For more information about The J.G. Wentworth Company®, visit www.jgw.com or use the contact information provided below.
This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale or our securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.
Contacts:
The J.G. Wentworth Company®
Erik Hartwell, VP, Investor Relations
866-386-3853
investor@jgwentworth.com
or
Media Inquiries
The Glover Park Group
Becky Reeves
202-295-0139
breeves@gpg.com

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